EXHIBIT 23.1

                         CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Annual Report (Form 10-K) of Recovery Engineering, Inc. of our report dated January 26, 1999, included in the 1998 Annual Report to Shareholders of Recovery Engineering, Inc.

Our audits also included the financial statement schedule of Recovery Engineering, Inc. listed in Item 14(a). This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 33-63214) pertaining to the 1986 Stock Option Plan, in the Registration Statement (Form S-8 No.33-76088) pertaining to the 1993 Director Stock Option Plan, in the Registration Statement (Form S-8 No. 33-75882) pertaining to the 1994 Stock Purchase Plan, in the Registration Statements (Forms S-8 No. 33-76544 and No. 333-41621) pertaining to the 1994 Stock Option and Incentive Plan, and in the Registration Statement (Form S-8 No. 333-41619) pertaining to the Salary Savings Plan of Recovery Engineering, Inc. of our report dated January 26, 1999, with respect to the financial statements and schedule of Recovery Engineering, Inc. included in this Annual Report (Form 10-K) of Recovery Engineering, Inc.

/s/ Ernst & Young LLP

Minneapolis, Minnesota
March 30, 1999